ANTEON INTERNATIONAL COPORATION Q1 PRO FORMA RECONCILIATION

                                                  For the three months ended March 31, 2002

                          ------------------------------------------------------------------------------------------
                                                  ($ in millions, except per share amounts)


                                                                              PF Capital
                                               IPO                            Structure
                                          Adjustments                        Adjustments (2)       Pro Forma
                              Reports        Other (1)       Pro Forma                             Adjusted

Revenue                   $  192.6        $    0.0           $   192.6         $       0.0       $     192.6

Operating Income              14.5             0.0                14.5                 0.0              14.5

Other Income                   0.0             0.0                 0.0                 0.0               0.0
Interest Expense               7.7           (2.2)                 5.5               (2.2)               3.3
Income Tax                     2.7             0.9                 3.6                 0.8               4.4

Net Income                $    4.1        $    1.3           $     5.4         $       1.4       $       6.8

Basic Share                   26.1                                26.1                                  33.5
EPS                       $   0.16                           $    0.21                           $      0.20

Diluted Shares                28.5                                28.5                                  36.3
EPS                       $   0.14                           $    0.19                           $      0.19



For the three months ended March 31, 2003
--------------------------------------
  ($ in millions, except per share
              amounts)


  Reported/Pro Forma (3)

      $          228.6

      $           18.0

                   0.0
                   3.2
                   5.7

      $            9.1

                  34.5
      $           0.26

                  36.6
      $           0.25


1) Reflects the interest rate swap terminations ($1.9M) and the write down of deferred financing fees ($304K). The adoption of SFAS No. 145 required a reclassification of approximately $304K ($1.85K, net of tax) of losses previously recorded as extraordinary for the three months ended March 31, 2002, to interest expense.

2) Reflects the interest expense related to debt extinguished upon IPO; increased shares reflect pro rated addition upon IPO of 4.7 million new shares and 4.6 million shares resulting from the conversion of the Azimuth Technologies, Inc. convertible note as well as increased dilution of options (.4 million share equivalent).

3) There were no pro forma adjustments required for the three months ended March 31, 2003.